UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2014

SPUTNIK ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52366	52-2348956
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

7512 Dr. Phillips Blvd
Suite 50-302
Orlando, Florida 32819
 (Address of principal executive offices and zip code)

407.203.7032
(Registrant’s telephone number)

NA
 (Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Entry into a Material Definitive Agreement.

A Stock Exchange Agreement (Agreement) was made the 20th day of January, 2014 by and between Sputnik Enterprises, Inc., a Nevada corporation, SPNI (the “Issuer”), and Terra Imaging, LLC, a Florida limited liability company (the “Company”).

Subject to the terms and conditions of the Agreement, at the closing, the Issuer agreed to transfer to the Shareholders of Terra Imaging, LLC, five million shares (5,000,000) of common stock of Issuer, $.001 par value, in exchange for 100% of the issued and outstanding shares (units) of Company, such that Company shall become a wholly owned subsidiary of the Issuer.

Closing of the transaction was subject to and wholly conditioned upon the delivery of an acceptable audit of the Company books and records conducted by a member of the PCAOB for the years ending 12-31-2012 and 12-31-2013, the execution of all required documentation to effect the transaction, a minimum funding commitment of $75,000 be procured, and the completion of due diligence to the satisfaction and approval of the parties in their sole discretion. On January 24, 2014, the Issuer terminated the Agreement by written notice to the Company.

We did not incur any penalties as a result of this Termination.

On January 30, 2014, the Company engaged an auditor who is a member in good standing of the PCAOB. As a result, the Issuer and the Company agreed to reinstate the Agreement of January 20, 2014 between the Issuer and the Company. Additionally, the closing date of the transaction was extended to February 19, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Sputnik Enterprises, Inc.

Date: January 31, 2014	By:	/s/ Anthony Gebbia
Anthony Gebbia
Chief Executive Officer and Director

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